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Jimmy Caplan
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COMMAND CENTER ANNOUNCES STOCK REPURCHASE PROGRAM

Post Falls, Idaho - Oct. 28, 2008 - Command Center, Inc. (OTCBB: CCNI), an emerging provider of on-demand, reliable labor solutions, today announced its Board of Directors has authorized a stock repurchase program of up to $3 million of its outstanding shares of common stock through October 23, 2011.

The shares may be repurchased from time to time at management's discretion at prevailing market prices in the open market in accordance with Rule 10b-18 under the Securities Exchange Act of 1934. The timing and amount of any repurchases will be based on management’s evaluation of market conditions, cash reserves, cash flow, as well as the balancing of uses of cash for operations, growth and share repurchase.

According to Glenn Welstad, Command’s Chairman and CEO, "This program underscores our confidence in Command Center’s long-term growth prospects in the temporary staffing sector. We believe the opportunity to periodically repurchase our shares will benefit the company and improve shareholder value.”

About Command Center, Inc.

The company provides on-demand employment solutions to businesses in the United States, primarily in the areas of light industrial, hospitality and event services, as well as other assignments. Command Center currently operates 64 company-owned branch offices in 21 states. Additional information on Command Center is available at www.commandonline.com.

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, the availability of worker's compensation insurance coverage, the availability of suitable financing for the Company's activities, the ability to attract, develop and retain qualified store managers and other personnel, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks set forth in the Form 10KSB filed with the Securities and Exchange Commission on March 28, 2008 and in other statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.